EXHIBIT 5.1

345 Park Avenue
New York, NY 10154	Direct	212.407.4000
	Main	212.407.4000
	Fax	212.407.4000

June 3, 2024

Airship AI Holdings, Inc. 8210 154th Ave NE Redmond, WA 98052

Ladies and Gentlemen:

We have served as counsel to Airship AI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering the issuance of 4,456,241 shares of common stock, par value $0.0001 per share (the “2023 Plan Shares”), of the Company issuable pursuant to the Airship AI Holdings, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and 2,906,484 shares of common stock of the Company (together with the 2023 Plan Shares, the “Shares”) issuable pursuant to the Supersimple AI, Inc. 2022 Combined Incentive and Non-Qualified Stock Option Plan (the “2022 Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, it is our opinion that the Shares, when issued and delivered pursuant to and in accordance with the terms of the 2023 Plan and the 2022 Plan, as applicable, and the awards granted under the 2023 Plan and the 2022 Plan, as applicable, will be validly issued, fully paid and non-assessable.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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